Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-255468 and 333-263548) on Form S-8 and the Registration Statement (No. 333-268214) on Form S-3 of Akoya Biosciences, Inc. of our report dated March 6, 2023, relating to the consolidated financial statements of Akoya Biosciences, Inc. and its subsidiary, appearing in this Annual Report on Form 10-K of Akoya Biosciences, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Boston, Massachusetts

March 6, 2023